Exhibit 99.1

   GAMCO Investors Initial Update on SEC's Industry-Wide Review of
                 Closed-End Fund Distribution Notices

    RYE, N.Y.--(BUSINESS WIRE)--Sept. 22, 2005--GAMCO Investors, Inc. (NYSE:GBL) announced today that an advisory subsidiary was informed by the staff of the Securities and Exchange Commission that they may recommend to the Commission that the subsidiary be held accountable for the actions of two of the seven closed-end funds managed by the subsidiary relating to Section 19(a) and Rule 19a-1 of the Investment Company Act of 1940. These provisions require registered investment companies to provide written statements to shareholders when a distribution is made from a source other than net investment income. While the funds sent annual statements containing the required information and 1099 statements as required by the IRS, the funds did not send written statements to shareholders with each distribution in 2002 and 2003. The staff indicated that they may recommend to the Commission that administrative remedies be sought, including a monetary penalty. The closed-end funds changed their notification procedure and GAMCO believes that all of the funds are now in compliance.
    GAMCO Investors, Inc., through its subsidiaries, manages approximately $28 billion in assets of private advisory accounts, mutual funds and closed-end funds, and partnerships and offshore funds.

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    CONTACT: GAMCO Investors, Inc.
             Douglas Jamieson, 914-921-5020
             www.gabelli.com